Exhibit 10.20

EXECUTIVE CHANGE OF CONTROL PLAN OF NEWMONT
As Amended and Restated Effective December 31, 2008

TABLE OF CONTENTS

Page
INTRODUCTION	1

ARTICLE I

DEFINITIONS	1

ARTICLE II
ELIGIBILITY

Section 2.01. Eligibility Requirements	6

Section 2.02. Duration of Participation	7

ARTICLE III
BENEFITS

Section 3.01. Separation Benefits	7

Section 3.02. Timing and Amount of Separation Benefits	7

Section 3.03. Other Benefits Payable	9

Section 3.04. Certain Additional Payments by the Employer	9

Section 3.05. Coordination With Governmental Plans	12

Section 3.06. Payment Due at the Time of Death	13

ARTICLE IV
TERMINATION OF BENEFITS

Section 4.01. Termination of Benefits Generally	13

ARTICLE V

CONTINUATION OF HEALTH CARE COVERAGE	13

ARTICLE VI

PROTECTION OF MEDICAL PRIVACY	13

ARTICLE VII
ADMINISTRATION COMMITTEE

Section 7.01. Appointment of the Administration Committee	13

Section 7.02. Responsibilities of the Administration Committee	14

Section 7.03. Organization of the Administration Committee	14

Section 7.04. Indemnification of Administration Committee Members	14

Section 7.05. Benefits Claims and Appeals	15
Executive Change of Control Plan of Newmont
Effective December 31, 2008
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Executive Change of Control Plan of Newmont
Effective December 31, 2008
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EXECUTIVE CHANGE OF CONTROL PLAN OF NEWMONT
INTRODUCTION
     The Board of Directors of Newmont USA Limited (“Newmont”) recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change of Control with respect to its parent company, Newmont Mining Corporation (“Newmont Mining”). This possibility and the uncertainty it creates may result in the loss or distraction of executives of Newmont and its Affiliated Entities to the detriment of Newmont Mining and its shareholders.
     The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of Newmont and Newmont Mining and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executives regarding the best interests of Newmont and Newmont Mining and its shareholders without concern that executives might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.
     In addition, the Board believes that it is consistent with Newmont’s and its Affiliated Entities’ employment practices and policies and in the best interests of Newmont Mining and its shareholders to treat fairly executives whose employment terminates in connection with or following a Change of Control.
     Accordingly, the Board has determined that appropriate steps should be taken to assure Newmont and its Affiliated Entities of the continued employment and attention and dedication to duty of its executives and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.
     Therefore, in order to fulfill the above purposes, the Executive Change of Control Plan of Newmont (the “Plan”) has been adopted and is restated effective December 31, 2008.
ARTICLE I
DEFINITIONS
     The following definitions shall apply to the Plan.
     “Administration Committee” means the committee appointed by the Board or its delegate in writing which serves in accordance with Article VII.
     “Affiliated Entity” means any corporation or other entity, now or hereafter formed, that is or shall become affiliated with the Employer, either directly or indirectly, through stock ownership or control, and which is (a) included in the controlled group of corporations (within the meaning of Code Section 1563(a) without regard to Code Section 1563(a)(4) and Code Section 1563(e)(3)(C)) in which the Employer is also included or (b) included in the group of entities (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) in which the Employer is also included.

Executive Change of Control Plan of Newmont
Effective December 31, 2008

     “Annual Bonus” means the aggregate annual bonus that a Participant is eligible to earn pursuant to the Annual Incentive Compensation Payroll Practice of the Employer or any Affiliated Entity or any successor or replacement plans or payroll practices. “Annual Bonus” shall not include any amount in respect of any stock-based compensation (including stock options, deferred stock, restricted stock and restricted stock units), incentive payments pursuant to the Employee Incentive Compensation Payroll Practice or the stock component of the Intermediate Term Incentive Compensation Plan. “Annual Bonus” shall include the cash component and cash transition payments under the Intermediate Term Incentive Compensation Plan.
     “Annual Pay” means with respect to each Salaried Employee the sum of:
     (i) the Salaried Employee’s Annual Salary,
     (ii) the higher of the Salaried Employee’s (A) greatest Annual Bonus received in the last three years immediately prior to the Change of Control or (B) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Salaried Employee was employed for less than 12 full months), for the most recently completed fiscal year prior to the Salaried Employee’s Date of Termination, and
     (iii) the highest employer-matching contribution made to the Newmont Retirement Savings Plan on behalf of the Salaried Employee, during the last three full fiscal years prior to the Change of Control.
     “Annual Salary” means the Salaried Employee’s regular annual base salary immediately prior to his or her Separation from Service (including premium pay) and pre-tax deferrals under the Retirement Savings Plan of Newmont or similar plans (including the Savings Equalization Plan of Newmont). “Annual Salary” shall not include any extra pay for foreign service or foreign assignment, hardship pay, overtime, moving allowances, the cost of goods and services, danger pay, any amount in respect of any stock-based compensation (including stock options, deferred stock, restricted stock and restricted stock units), incentive payments pursuant to the Employee Performance Incentive Compensation Payroll Practice or the Intermediate Term Incentive Compensation Plan or any other incentive-based payroll practice, bonus or extraordinary compensation payments.
     “Board” means the Board of Directors of Newmont USA Limited.
     “Cause” means, with respect to any Salaried Employee and as determined by the Board or its delegate:
     (i) the willful and continued failure of the Salaried Employee to perform substantially the Salaried Employee’s duties with the Employer or one of its Affiliated Entities (other than any such failure resulting from incapacity due to physical or mental illness) or his failure to follow policies, directions or the Employer’s code of conduct, after a written demand for substantial performance is delivered to the Salaried Employee

Executive Change of Control Plan of Newmont
Effective December 31, 2008

by the Board or its delegate. Such written demand shall identify the manner in which the Board or its delegate believes that the Salaried Employee has not substantially performed the Salaried Employee’s duties. Notwithstanding the foregoing, written demand for substantial performance shall not be required if the Board or its delegate determines that immediate action, including termination of the Salaried Employee, is necessary to avoid potential injury or harm to the Employer or any person; or
     (ii) the engaging by the Salaried Employee in illegal conduct or gross negligence or willful misconduct which is potentially injurious to the Employer or any Affiliated Entity, provided that if the Salaried Employee acts in accordance with an authorized written opinion of the Employer’s or an Affiliated Entity’s legal counsel, such action will not constitute “Cause” under this definition; or
     (iii) any dishonest or fraudulent activity by the Salaried Employee or the reasonable belief by the Employer of the Salaried Employee’s breach of any contract, agreement or representation with the Employer or any Affiliated Entity. In the event “Cause” is determined to exist by the Employer, and the Salaried Employee had received payments under the Plan or otherwise been credited with amounts under the Plan, the Employer shall be entitled to recover such amounts from the Salaried Employee or offset such amount from any other amounts owed by the Employer to the Salaried Employee.
“Change of Control” means the occurrence of any of the following events:
     (i) The acquisition in one or a series of transactions by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of Newmont Mining (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of Newmont Mining entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from Newmont Mining other than an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from Newmont Mining, (B) any acquisition by Newmont Mining, (C) any acquisition by any employee benefits plan (or related trust) sponsored or maintained by Newmont Mining or any corporation controlled by Newmont Mining or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or
     (ii) Individuals who, as of the Effective Date, constitute the Board of Directors of Newmont Mining (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Newmont Mining; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Newmont Mining’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but

Executive Change of Control Plan of Newmont
Effective December 31, 2008

excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Newmont Mining; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Newmont Mining or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns Newmont Mining or all or substantially all of Newmont Mining’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person or entity (excluding Newmont Mining, any corporation resulting from such Business Combination, any employee benefits plan (or related trust) of Newmont Mining or its Affiliate or any corporation resulting from such Business Combination or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, such Parent Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, unless such ownership resulted solely from ownership of securities of Newmont Mining, prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, of the Parent Company) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Newmont Mining, providing for such Business Combination; or
     (iv) Approval by the stockholders of Newmont Mining of a complete liquidation or dissolution of Newmont Mining.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Date of Termination” means the date on which a Salaried Employee ceases to be an Employee of the Employer or its Affiliated Entities.

Executive Change of Control Plan of Newmont
Effective December 31, 2008

     “Disability” means a condition that causes the Employee to terminate employment with the Employer and/or all participating Employers and the Employee has immediately begun receiving benefits from the Disability Plan of Newmont.
     “Effective Date” means the restatement date of January 1, 2008.
     “Employee” means an employee of an Employer who satisfied the conditions for eligibility of the Plan and who is not (a) an individual who performs services for the Employer under an agreement, contract or arrangement (which may be written, oral or evidenced by the Employer’s payroll practice) between the Employer and the individual or with any other organization that provides the services of the individual to the Employer pursuant to which the individual is initially classified or treated as an independent contractor or whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Code Section 3401, or who is otherwise treated as an employee of an entity other than the Employer, irrespective of whether he or she is treated as an employee of the Employer under common-law employment principles or pursuant to the provisions of Code Section 414(m), 414(n) or 414(o), even if the individual is subsequently reclassified as a common-law employee as a result of a final decree of a court of competent jurisdiction, the settlement of an administrative or judicial proceeding or a determination by the Internal Revenue Service, the Department of the Treasury or the Department of Labor, (b) an individual who is a leased employee, (c) a temporary employee, or (d) an individual covered by a collective bargaining agreement.
     “Employer” means Newmont USA Limited and any Affiliated Entities.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Good Reason” means with respect to any Salaried Employee, without such Salaried Employee’s written consent:
     (i) any material reduction in the Salaried Employee’s Annual Salary or annual target bonus opportunity, as in effect during the 120-day period immediately preceding the Change of Control (or as such amounts may be increased from time to time);
     (ii) the Employer requiring the Salaried Employee to relocate his or her principal place of business to a location which is more than 35 miles from his or her previous principal place of business and such relocation is a material change in geographic location;
     (iii) any material failure by the Employer to comply with and satisfy its obligations under the Plan and any other agreement under which the Salaried Employee provides services; or
     (iv) the assignment to the Salaried Employee, without the Salaried Employee’s consent, of any duties representing a material diminution in the Employee’s position immediately prior to such assignment (including status, office and reporting

Executive Change of Control Plan of Newmont
Effective December 31, 2008

requirements) or any other action resulting in the material diminution of the Employee’s position, authority, duties or responsibilities.
     The Salaried Employee must notify his or her immediate supervisor or the Administrative Committee or its delegate within 90 days of having knowledge of the occurrence of any of the above and his or her intent to treat such occurrence as “Good Reason.” The Employer shall have 30 days from the date of receipt of such notice to remedy the condition. After the expiration of such 30 day period without remedy by the Employer, “Good Reason” shall be deemed to exist through the second anniversary of the event giving rise to “Good Reason”.
     “Participant” means an individual who satisfies the eligibility requirements set forth in Section 2.01.
     “Plan” means the Executive Change of Control Plan of Newmont.
     “Salaried Employee” means an Employee who is employed by an Employer as a salaried paid Employee. “Salaried Employee” includes former Salaried Employees where the context requires.
     “Separation Benefits” means the benefits described in Section 3.02 that are provided to qualifying Salaried Employees under the Plan.
     “Separation from Service” means the termination of the Salaried Employee’s employment with the Employer, as defined under Treasury Regulation Section 1.409A-1(h) and such other applicable regulations as promulgated pursuant to Code Section 409A.
     “Specified Employee” means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having an annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code), a five-percent owner of the Employer or a one-percent owner of the Employer having annual compensation of more than $150,000. No more than 50 Employees shall be treated as officers. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Specified Employee will be made in accordance with Section 416(i) of the Code and in accordance with policies and procedures adopted by the Employer.
     “Target Annual Bonus” means the Annual Bonus that the Salaried Employee would have received for the year in which his or her Date of Termination occurs if the target goals had been achieved.
ARTICLE II
ELIGIBILITY
     Section 2.01. Eligibility Requirements. Each Salaried Employee at a pay grade level of 109 or above shall be eligible for the Plan. A Salaried Employee shall remain a Participant and shall be eligible for benefits under the Plan regardless of his transfer(s) to any Affiliated

Executive Change of Control Plan of Newmont
Effective December 31, 2008

Entities (including entities domiciled outside the United States) regardless of whether the Affiliated Entity is a participating Employer in the Plan. Notwithstanding the foregoing, the Board or its delegate may deny an otherwise eligible Salaried Employee participation in the Plan at any time prior to a Change of Control. Hourly-Rated Employees are not eligible for benefits under the Plan.
     Section 2.02. Duration of Participation. A Salaried Employee shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan in accordance with Article X, or when he ceases to be a Salaried Employee of any Employer, unless, at the time he ceases to be a Salaried Employee, the Salaried Employee is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Salaried Employee to terminate his employment and receive a Separation Benefit. A Salaried Employee entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Salaried Employee.
ARTICLE III
BENEFITS
     Section 3.01. Separation Benefits. A Salaried Employee shall be entitled to Separation Benefits as set forth in Section 3.02 below if, at any time following a Change of Control and prior to the third anniversary of the Change of Control, the Salaried Employee’s employment is (i) terminated by the Employer for any reason other than Cause, death or Disability or (ii) terminated by the Salaried Employee for Good Reason.
     Section 3.02. Timing and Amount of Separation Benefits. If a Salaried Employee’s employment is terminated in circumstances entitling such Salaried Employee to Separation Benefits pursuant to Section 3.01, the Employer shall provide to such Salaried Employee, as soon as administratively practicable following the Date of Termination, but not later than 30 days following the Salaried Employee’s Date of Termination, a lump sum cash payment as set forth in subsection (a) below, and shall provide to the Salaried Employee the continued benefits as set forth in subsection (b) below and the outplacement services set forth in subsection (c) below. For purposes of determining the benefits set forth in subsections (a) and (b), if the termination of the Salaried Employee’s employment is for Good Reason based upon a reduction of the Salaried Employee’s Annual Salary or opportunity to earn an Annual Bonus, any such reduction shall be ignored.
     (a) Cash Lump Sum. The cash lump sum referred to in this Section shall be the aggregate of the following amounts:
     (i) the sum of (A) any Annual Salary owed to the Salaried Employee as of the Date of Termination, (B) the product of (1) the Salaried Employee’s Target Annual Bonus and (2) a fraction the numerator of which is the number of days in such year through the Date of Termination and the denominator of which is 365;

Executive Change of Control Plan of Newmont
Effective December 31, 2008

     (ii) an amount equal to two times Annual Pay or, with respect to individuals specified by the Board, three times Annual Pay (and any such specification by the Board shall be irrevocable upon and following a Change of Control); and
     (iii) an amount equal to the excess (without present value discount, as a result of receiving such amount prior to the end of the three-year period following the Date of Termination) of (A) the actuarial equivalent of the benefit under the Pension Plan of Newmont or any successor or replacement qualified defined benefit retirement plan in which the Salaried Employee participates immediately prior to the Change of Control, or under any such plan with more favorable benefits in which the Salaried Employee participates following the Change of Control (the “Retirement Plan”), and the Pension Equalization Plan of Newmont and the Newmont Savings Equalization Plan or other excess or supplemental retirement plans, programs or arrangements of Newmont Mining or any Affiliated Entity in which the Salaried Employee participates immediately prior to the Change of Control or under any such plans, programs or arrangements with more favorable benefits in which the Salaried Employee participates following the Change of Control (together, the “SERP”) which the Salaried Employee would receive if the Salaried Employee’s employment continued for three years after the Date of Termination, over (B) the actuarial equivalent of the Salaried Employee’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. For purposes of this subsection, the following apply: (1) the Salaried Employee is treated as being fully vested in all benefits, (2) the Salaried Employee is treated as having attained three additional years of age under the Retirement Plan and the SERP, (3) the three additional years of age shall be included for purposes of reducing any otherwise applicable actuarial reduction, but not for purposes of reducing the number of years of the Salaried Employee’s life expectancy and (4) the actuarial assumptions used for determining actuarial equivalence in this Section shall be no less favorable to the Salaried Employee than the most favorable of those in effect under the Employer’s Retirement Plan and SERP, as the case may be, immediately prior to the Change of Control or on the Date of Termination.
     (b) Employee Benefits. For three years following the Date of Termination (the “Benefits Period”), the Employer shall provide the Participant and Participant’s spouse and eligible dependents with medical and dental insurance coverage (the “Health Care Benefits”) and life insurance benefits no less favorable to those which the Participant and his spouse and eligible dependents were receiving immediately prior to the Date of Termination; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from the Participant’s income for federal income tax purposes; provided, further, however, that if the Participant becomes reemployed with another employer and is eligible to receive health care benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. The receipt of the Health Care Benefits

Executive Change of Control Plan of Newmont
Effective December 31, 2008

shall be conditioned upon the Participant continuing to pay the “Applicable COBRA Premium” (as defined below). During the portion of the Benefits Period in which the Participant and his eligible dependents continue to receive coverage under the Employer’s Health Care Benefits plans, the Employer shall pay to the Participant a monthly amount equal to 167% of the excess of (i) the Applicable COBRA Premium over (ii) the monthly employee contribution rate that is paid by Employees generally for the applicable level and type of coverage, as in effect from time to time (and which amount shall in no event be greater than the Employee contribution rate for the applicable level and type of coverage as in effect immediately prior to the Date of Termination), which payment shall be made in advance on the first payroll day of each month, commencing with the month immediately following the Participant’s Date of Termination. The Employer shall use its reasonable best efforts to ensure that, following the end of the Benefits Period, the Participant and the Participant’s spouse and eligible dependents shall be eligible to elect continued health coverage pursuant to Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Participant’s employment with the Company had terminated as of the end of the Benefits Period. For purposes of this provision, “Applicable COBRA Premium” means the monthly premium in effect from time to time for coverage provided to former employees of the Employer under Section 4980B of the Code and the regulations thereunder with respect to the level and type of coverage that the Participant had elected immediately prior to the Date of Termination for the Participant and the Participant’s spouse and eligible dependents.
     (c) Outplacement Services. The Employer shall, at its sole expense as incurred, provide the Salaried Employee with reasonable outplacement services for a position that is commensurate with the position previously held. The scope and provider of the outplacement services shall be consistent with the Employer’s practices during the one-year period immediately preceding the Change of Control. Any expenses incurred in connection with such outplacement services must be incurred no later than the end of the second tax year following the tax year in which the Salaried Employee’s Separation from Service occurred.
     Section 3.03. Other Benefits Payable. To the extent not previously paid or provided, the Employer shall timely pay or provide (or cause to be paid or provided) to a Salaried Employee entitled to the Separation Benefits any other amounts or benefits required to be paid or provided to the Salaried Employee or which the Salaried Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Employer and its Affiliated Entities, but excluding any severance pay or pay in lieu of notice required to be paid to such Salaried Employee under applicable law or any other severance pay plan or policy of the Employer.
     Section 3.04. Certain Additional Payments by the Employer. The additional payment provisions of this Section shall apply except as may be prohibited by law as determined by the Board or its delegate.
     (a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Newmont or an Affiliated Entity to or for the benefit of a Salaried Employee (whether

Executive Change of Control Plan of Newmont
Effective December 31, 2008

paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Salaried Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Salaried Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that after payment by the Salaried Employee of all taxes (including any interest or penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payments the Salaried Employee shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section, if it shall be determined that the Salaried Employee is entitled to a Gross-Up Payment, but the Payments do not exceed 110% of the greatest amount (the “Safe Harbor Amount”) that could be paid to the Salaried Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Salaried Employee and the amounts payable under this Plan shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the cash lump sum payments under Section 3.02(a), then by reducing the duration of the outplacement services provided under Section 3.02(c), and finally by reducing the duration of the benefits provided under Section 3.02(b), unless an alternative method of reduction is elected by the Salaried Employee. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Plan shall be reduced pursuant to this Section.
     (b) Subject to the provisions of Section 3.04(c), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions (which shall be reasonable and based on all available information) to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the pre-Change of Control Board or its delegate (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Salaried Employee within a reasonable time after receipt of notice from the Salaried Employee that there has been a Payment, or such earlier time as is requested by the Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Salaried Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section, shall be remitted by the Employer to the Internal Revenue Service or any other applicable taxing authority within a reasonable time after the receipt of the Accounting Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of the Salaried Employee’s

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taxable year next following the Salaried Employee’s taxable year in which the Excise Tax (and any income or related taxes or interests or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 3.04(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Any determination by the Accounting Firm shall be binding upon the Employer and the Salaried Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to this Section and the Salaried Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Salaried Employee.
     (c) The Salaried Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable after the Salaried Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Salaried Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Salaried Employee in writing prior to the expiration of such period that it desires to contest such claim, the Salaried Employee shall:
     (i) give the Employer any information reasonably requested by the Employer relating to such claim;
     (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;
     (iii) cooperate with the Employer in good faith in order to effectively contest such claim; and
     (iv) permit the Employer to participate in any proceedings relating to such claim. The Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Salaried Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this

Executive Change of Control Plan of Newmont
Effective December 31, 2008

Section, the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Salaried Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Salaried Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine. If the Employer directs the Salaried Employee to pay such claim and sue for a refund, the Employer shall remit the amount of such payment to the Internal Revenue Service or any other applicable taxing authority and shall indemnify and hold the Salaried Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of the Salaried Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Salaried Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If the Salaried Employee becomes entitled to receive any refund with respect to such claim, the Salaried Employee shall (subject to the Employer’s complying with the requirements of Section 3.04(c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes as applicable). If, after the receipt by the Salaried Employee of an amount advanced by the Employer pursuant to Section 3.04(c), a determination is made that the Salaried Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Salaried Employee in writing of its intent to contest such denial of refund within a reasonable time after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     Section 3.05. Coordination With Governmental Plans. In the event an eligible Salaried Employee qualifies for benefits under both the Plan and another plan or arrangement offered by a governmental entity due to the Salaried Employee’s termination of employment with an Employer or Affiliated Entity, the Salaried Employee shall receive the greater of the benefit provided by the Plan or the benefit provided by the governmental entity, but not both. In the event the benefit provided through the governmental entity’s plan or program is less than the benefit provided under the Plan, such benefit shall offset the amount payable to the Salaried Employee under the Plan. Notwithstanding the foregoing, however, the Employer shall not offset any benefits payable pursuant to this Plan to the extent such offset would result in the imposition of taxes or penalties pursuant to Code Section 409A and the Treasury Regulations issued thereunder.

Executive Change of Control Plan of Newmont
Effective December 31, 2008

     Section 3.06. Payment Due at the Time of Death. In the event a Salaried Employee who is entitled to benefits pursuant to the Plan dies prior to the full payment of such benefits, any unpaid benefits shall be paid to his beneficiary designated to receive life insurance proceeds under the Group Life and Accidental Death and Dismemberment Plan of Newmont. In the event there is no such beneficiary designated, any amounts owed to the deceased Salaried Employee pursuant to the Plan shall be paid to his estate. Amounts payable pursuant to this Section shall be paid as soon as practicable following the Salaried Employee’s death, and in no event later than 75 days following the Salaried Employee’s death.
ARTICLE IV
TERMINATION OF BENEFITS
     Section 4.01. Termination of Benefits Generally. Benefits for a Salaried Employee shall terminate when any of the following occurs:
     (a) The Salaried Employee becomes ineligible for benefits under the Plan;
     (b) The Plan is terminated; or
     (c) All benefits a terminated Salaried Employee is eligible to receive are paid or provided.
ARTICLE V
CONTINUATION OF HEALTH CARE COVERAGE
     Continuation of health benefit coverage described in Section 3.02(b) shall be permitted only in accordance with the applicable health plan. No continuation of coverage is otherwise permitted under this Plan.
ARTICLE VI
PROTECTION OF MEDICAL PRIVACY
     The Plan is generally not subject to the Health Insurance Portability and Accountability Act (“HIPAA”). HIPAA shall apply only with respect to medical benefits described in Section 3.02(b) in accordance with the applicable health plan.
ARTICLE VII
ADMINISTRATION COMMITTEE
     Section 7.01. Appointment of the Administration Committee. The Board or its delegate shall appoint the members of the Administration Committee who may be, but need not be, officers, directors or employees of Newmont Mining or Affiliated Entities. The members of the Administration Committee shall hold office at the pleasure of the Board and shall serve without compensation. In the event of an impending Change of Control, the Administration

Executive Change of Control Plan of Newmont
Effective December 31, 2008

Committee may appoint a person (or persons) independent of the third party effectuating the Change of Control to be the Administration Committee effective upon the occurrence of a Change of Control (the “Independent Committee”), and the Independent Committee shall not be removed or modified following a Change of Control.
     Section 7.02. Responsibilities of the Administration Committee. The Administration Committee shall be responsible for the administration, operation and interpretation of the Plan. The Administration Committee shall establish rules from time to time for the transaction of its business. The Administration Committee shall have the exclusive right to interpret the Plan’s provisions and to exercise discretion where necessary or appropriate in the interpretation and administration of the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan. Such decisions, actions and records of the Administration Committee shall be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan, provided that if no Independent Committee is appointed, any decisions by the Administration Committee in respect of eligibility for benefits under the Plan shall be subject to de novo review.
     The Administration Committee may delegate some or all of its authority under the Plan to any person, persons or entities. The Administration Committee may remove any duly appointed delegate at any time at its sole discretion.
     Section 7.03. Organization of the Administration Committee. The Administration Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of its duties under the Plan. The Administration Committee may appoint agents (who need not be members of the Administration Committee) to whom it may delegate such powers as it deems appropriate. The Administration Committee may make its determinations with or without meetings, and it may authorize one or more of its members or agents to sign instructions, notices and determinations on its behalf. Any action taken by the Administration Committee shall be taken by a majority of the members attending a meeting of the Administration Committee (provided at least a majority of the Administration Committee members are at such meeting) or by a majority of the members of the Administration Committee executing a written instrument setting forth the action taken.
     Section 7.04. Indemnification of Administration Committee Members. Newmont Mining shall indemnify the members of the Administration Committee against any and all claims, loss, damages, expense (including attorney fees) and liability arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member. Such indemnification shall include the Administration Committee members or any individuals delegated authority by the Administration Committee if such individuals are employed by Newmont Mining or an Affiliated Entity. Newmont Mining does not hereby indemnify any entity or person that is not an employee of Newmont Mining or an Affiliated Entity, provided that this sentence shall not apply to any individual who is a member of the Independent Committee. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or employee of the Employer, and such person’s rights shall inure to the benefit of his heirs and representatives.

Executive Change of Control Plan of Newmont
Effective December 31, 2008

     Section 7.05. Benefits Claims and Appeals. The Plan is not intended to be subject to ERISA. If and only if, however, the Plan is determined to be subject to ERISA, the intention of Newmont is that it shall be construed as a “welfare plan,” as defined in Section 3(1) of ERISA, and this Section 7.05 shall apply. The Administration Committee shall establish a claims and appeals procedure applicable to persons eligible to participate in the Plan. Unless otherwise required by applicable law, such procedures will provide that any such person has not less than 60 days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Administration Committee, and that the Administration Committee must respond in writing within 60 days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information such person must supply in order to perfect a claim for benefits. Notwithstanding the foregoing, the claims and appeals procedures established by the Administration Committee will be provided for the use and benefit of persons who may choose to avail themselves of such procedures, but compliance with the provisions of those claims and appeals procedures by any such person will not be mandatory for any such person claiming benefits upon or after a Change of Control. It shall not be necessary for any person to exhaust these procedures and remedies upon or after a Change of Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such person claims entitlement.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01. Full Settlement. The Employer’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against a Salaried Employee or others. In no event shall a Salaried Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Salaried Employee under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Salaried Employee obtains other employment. The Employer agrees to pay, to the full extent permitted by law, all legal fees and expenses which a Salaried Employee may reasonably incur as a result of any contest by the Employer, the Salaried Employee or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Salaried Employee about the amount of any payment pursuant to this Plan), plus in each case reasonable interest on any delayed payment; provided that the Employer will pay such fees, expenses, and interest as incurred at any time from the Effective Date through the Salaried Employee’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date). Reimbursement shall be made by the Employer to the Salaried Employee only if the Salaried Employee prevails in connection with such dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed), but in no event shall payments under this Section be made later than the end of the calendar year next following the calendar year in which such legal fees and expenses were incurred, provided that the Salaried Employee shall have submitted an invoice for such legal fees and expenses at least 10 days before the end of the calendar year next following the calendar

Executive Change of Control Plan of Newmont
Effective December 31, 2008

year in which such legal fees and expenses were incurred. The amount of such legal fees and expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Salaried Employee’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
     Section 8.02. Confidential Information. Each Salaried Employee shall hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer or any of its Affiliated Entities, and their respective businesses, which shall have been obtained by the Salaried Employee during the Salaried Employee’s employment by the Employer or any of its Affiliated Entities and which shall not be or become public knowledge (other than by acts by the Salaried Employee or representatives of the Salaried Employee in violation of this Plan). After termination of a Salaried Employee’s employment with the Employer, the Salaried Employee shall not, without the prior written consent of the Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.
     Section 8.03. Unfunded Plan Status. This Plan is intended to be an unfunded plan within the meaning of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Employer. No Salaried Employee or other person shall have under any circumstances any interest in any particular property or assets of the Employer as a result of participating in the Plan. Notwithstanding the foregoing, the Employer may (but shall not be obligated to) create one or more trusts, the assets of which are subject to the claims of the Employer’s creditors, to assist it in accumulating funds to pay its obligations under the Plan; provided, however, that the funding of a trust shall not occur if the Employer reasonably determines that such funding will likely result in taxable income to Participants by reason of Section 409A of the Code. In no event will any trust assets at any time be located or transferred outside of the United States within the meaning of Section 409A(b) of the Code.
     Section 8.04. Employment Status. This Plan does not constitute a contract of employment or impose on the Salaried Employee or the Salaried Employee’s Employer any obligation for the Salaried Employee to remain an Employee or change the status of the Salaried Employee’s employment or the policies of the Employer regarding Separation from Service.
     Section 8.05. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 8.06. Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent preempted by federal law.
     Section 8.07. Right of Offset. To the extent permitted by applicable law, the Employer may, in its sole discretion, apply any payments otherwise due and payable under this Plan against

Executive Change of Control Plan of Newmont
Effective December 31, 2008

any Salaried Employee or terminated Salaried Employee loans outstanding to the Employer or other debts of the Salaried Employee or terminated Salaried Employee to the Employer which are reflected in a written, legally binding document. By accepting payments under this Plan, the Salaried Employee shall consent to the reduction of any compensation paid to the Salaried Employee by the Employer to the extent the Salaried Employee receives an overpayment from the Plan. Notwithstanding the foregoing, however, the Employer shall not offset any benefits payable pursuant to this Plan to the extent such offset would result in the imposition of taxes or penalties pursuant to Code Section 409A and the Treasury Regulations issued thereunder.
     Section 8.08. Conformance With Applicable Laws. Notwithstanding anything contained herein to the contrary, this Plan shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payments to Salaried Employees. The Board or its delegate reserves the right to amend this Plan at any time in order for this Plan to comply with any such laws and regulations.
     Section 8.09. Payments Due Minors or Incapacitated Persons. If any person entitled to a payment under this Plan is a minor, or if the Administration Committee or its delegate determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as an incompetent, the Administration Committee or its delegate shall have the power to cause the payment becoming due to such person to be made to another for his benefit, without responsibility of the Administration Committee or its delegate, the Employer or any other person or entity to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Administration Committee, this Plan and the Employer.
     Section 8.10. Distribution Delay for Specified Employees. In the case of a distribution to a Specified Employee due to the Specified Employee’s Separation from Service, and if the payment constitutes nonqualified deferred compensation determined in accordance with Code Section 409A and Treasury Regulations issued thereunder, such distribution may not be made before the date which is six months after the date of the Specified Employee’s Separation from Service with the Employer or, if earlier, the date of the Specified Employee’s death.
ARTICLE IX
DURATION, AMENDMENT AND TERMINATION
     Section 9.01. Duration. Unless terminated by the Board, the Plan shall renew each January 1 and remain effective for the ensuing year. If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect following such Change of Control and shall not terminate or expire until after all Salaried Employees who become entitled to any payments hereunder shall have received such payments in full.
     Section 9.02. Amendment or Termination. The Board may amend or terminate this Plan, provided that this Plan may not be terminated or amended in a manner adverse to Salaried Employees (including modifying the eligibility of Employees to participate in the Plan) or during the three-year period following a Change of Control.

Executive Change of Control Plan of Newmont
Effective December 31, 2008

     Section 9.03. Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with Newmont Mining’s charter and bylaws and applicable law.

Executive Change of Control Plan of Newmont
Effective December 31, 2008

     The foregoing was adopted the 16 day of December, 2008.

NEWMONT USA LIMITED

By	/s/ Alan R. Blank

Name	Alan R. Blank

Title	Executive Vice President, Legal and External Affairs

Executive Change of Control Plan of Newmont
Effective December 31, 2008